Exhibit (m)(4)

PYXIS FUNDS I

FORM OF RULE 12b-1 DISTRIBUTION PLAN

Pyxis Funds I, a Delaware statutory trust (the “Trust”) that engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the “Act”), on behalf of its series listed on Exhibit A attached hereto and made a part hereof, as such Exhibit A may be amended from time to time (each a “Fund”), adopts the following distribution plan with respect to each Fund (the “Plan”) pursuant to Rule 12b-1 (the “Rule”) under the Act for the purpose of providing personal service and/or the maintenance of shareholder accounts and to facilitate the distribution of shares of each Fund.

I.	Service and Distribution Fees

Each Fund may pay a fee for reimbursement and/or compensation for distribution and other services at an annual rate that shall not exceed 0.25% of the average daily net assets of the Fund. Such fees shall be accrued daily and paid monthly in arrears (or shall be accrued and paid at such other intervals as the Board may determine). Such services include, but are not limited to, (i) marketing and promotional services, including advertising; (ii) provision of, printing and distributing to persons other than current shareholders the reports, prospectuses, notices and similar materials that are prepared by the Trust for current shareholders; (iii) preparing, printing and distributing any literature used in connection with the offering of Fund shares and which is not covered by (ii) above; (iv) the promotion and sale of shares, including travel, communications and the provision of sales personnel; (v) distribution assistance through financial institutions and intermediaries such as banks, savings and loan associations, insurance companies and investment counselors, broker-dealers, and the affiliates and subsidiaries of the Trust’s service providers; and (vi) services to shareholders, including assistance in answering inquiries related to shareholder accounts.

II.	Payments of Fees under the Plan

Each Fund shall make all payments of service and distribution fees under this Plan to the principal underwriter of the shares of the Fund (the “Distributor”) on the 20th day of each month or, if such day is not a business day, on the next business day thereafter. A Fund shall not pay, nor shall the Distributor be entitled to receive, any amount under this Plan if such payment would result in the Distributor’s receiving amounts in excess of those permitted by applicable law or by rules of the Financial Industry Regulatory Authority, Inc.

As of the end of a Fund’s fiscal year, the expenses incurred in connection with the sale and promotion of fund shares and the furnishing of services to shareholders, as described above, may exceed 0.25% of the Fund’s average daily net assets. Although the Fund is not permitted to pay any such excess expenses during that same fiscal year, such excess expenses may be reimbursed during any of the Fund’s subsequent three fiscal years, provided and to the extent that the current expenses plus the excess expenses do not exceed the 0.25% limitation for that subsequent year. All or any portion of such excess expenses may be reimbursed by the Fund during any one or more of the three subsequent fiscal years.

III.	Use of Fees

The Distributor may pay part or all of the service and distribution fees it receives from a Fund as commissions, asset-based sales charges or other compensation to financial service firms (including, but not limited to, any affiliate of the Distributor) that sell Fund shares or as reimbursements to financial service firms or other entities (including, but not limited to, any affiliate of the Distributor) that provide shareholder services to and/or maintenance of accounts of record or of beneficial owners of Fund shares (including third-party administrators of qualified plans). This provision does not obligate the Distributor to make any such payments nor limit the use that the Distributor may make of the fees it receives.

IV.	Reporting

While this Plan is in effect, the Distributor shall provide to the Funds’ Trustees, and the Trustees shall review, at least quarterly, written reports setting forth all Plan expenditures and the purposes for those expenditures. Amounts payable under this paragraph are subject to any limitations on such amounts prescribed by applicable laws or rules.

V.	Other Payments Authorized

Payments by a Fund or the Distributor and its affiliates other than as set forth in Section I that may be indirect financing of distribution costs are authorized by this Plan.

VI.	Effective Date

This Plan shall not take effect with respect to a Fund until it has been approved for that Fund by a vote of both a majority of the Board of Trustees and a majority of the Independent Trustees, cast in person at a meeting called for the purpose of voting on the Plan.

VII.	Continuation; Amendment; Termination

This Plan shall continue in effect with respect to a Fund for a period of more than one year only so long as such continuance is specifically approved for that Fund at least annually as provided in the Rule. The Plan may not be amended to increase materially the service fee or distribution fee with respect to a Fund without such shareholder approval as is required by the Rule and any applicable orders of the Securities and Exchange Commission, and all material amendments of the Plan must be approved in the manner described in the Rule. The Plan may be terminated with respect to any Fund at any time as provided in the Rule without payment of any penalty.

VIII.	Agreements Related to the Plan

All agreements with any person relating to implementation of this Plan shall be in writing, and any agreement related to this Plan shall provide that such agreement (a) shall be approved, as provided in the Rule, at a meeting called for the purpose of voting on such agreement and shall continue in effect for a period of more than one year only so long as such continuance is specifically approved at least annually as provided in the Rule, (b) may be terminated at any time, as provided in the Rule without payment of any penalty, and (c) shall terminate automatically in the event of its “assignment” as such term is defined in the Act.

Adopted: September 14, 2012

EXHIBIT A

Fund

Pyxis/iBoxx Senior Loan ETF